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\                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                            Commission File Number 333-118990-11


                             BEAUCELAND CORPORATION
                             ----------------------
             (Exact name of registrant as specified in its charter)

                    1010 Sherbrooke Street West, Suite 1610,
                Montreal, Quebec, Canada H3A 2R7, (514) 844-4155
                ------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    9.75% Senior Subordinated Notes due 2012
                    ----------------------------------------
               (Title of each of securities covered by this Form)

                                      None
                                      ----
   (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

 Rule 12g-4(a)(1)(i)   |_|                         Rule 12h-3(b)(1)(i)  |_|
 Rule 12g-4(a)(1)(ii)  |_|                         Rule 12h-3(b)(1)(ii) |_|
 Rule 12g-4(a)(2)(i)   |_|                         Rule 12h-3(b)(2)(i)  |X|
 Rule 12g-4(a)(2)(ii)  |_|                         Rule 12h-3(b)(2)(ii) |_|
                                                   Rule 15d-6           |_|

         Approximate number of holders of record as of the certification or notice date: 1

         Pursuant to the requirements of the Securities Exchange Act of 1934, Beauceland Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                          BEAUCELAND CORPORATION


Date:  May 25, 2005                       By: /s/ Andre Heroux
                                              ---------------------------------
                                          Name:   Andre Heroux
                                          Title:  President and Chief Executive
                                                   Officer